Exhibit 99

HCP ANNOUNCES RETIREMENT OF DIRECTOR

LONG BEACH, CA — April 25, 2011 — HCP, Inc. (NYSE: HCP) today announced that Richard M. Rosenberg, a Director of HCP, has advised the Board of Directors that he intends to retire from the Board and not seek re-election when his term expires at HCP’s upcoming 2011 Annual Meeting of Stockholders.  Mr. Rosenberg has served on the Company’s Board of Directors since 2003 and is retiring for personal reasons.

“We are privileged to have had the benefit of such an esteemed business leader and are thankful for the key role Dick has played in the direction of our Company for the past 8 years,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “His judgment, wisdom and expertise have contributed significantly to our success and on behalf of our Board of Directors and HCP, I want to thank Dick for his tremendous service to our Company.”

Mr. Rosenberg said, “I have been fortunate to have served as a director during such an important and successful period for HCP.  I want to thank Jay, our Chairman and CEO, and the other members of this very distinguished Board for all of their support and I wish them and HCP every success.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP has been a publicly traded NYSE listed company since 1985.  HCP’s portfolio of properties is distributed among distinct sectors of the healthcare industry, including senior housing, life science, medical office, post-acute/skilled nursing and hospital.  For more information, visit HCP’s website at www.hcpi.com.

Contact

Thomas M. Herzog
Executive Vice President - Chief Financial Officer
562-733-5309